Exhibit 10(a)

AMENDMENT NO. 1
TO
ARROW ELECTRONICS STOCK OWNERSHIP PLAN
As Amended and Restated Effective January 1, 2002

          The Arrow Electronics Stock Ownership Plan, as amended and restated effective January 1, 2002, is hereby amended in following respects, effective as of March 1, 2004, except as otherwise provided herein, provided that clarifying amendments are effective as of the original effective date of the provisions to which they relate:

1.	Section 1.4 is amended by adding the following to the end thereof:

or any duly authorized committee thereof (such as the Compensation Committee).

2.	Section 1.6 is amended effective September 21, 2004 by deleting the words “by the Corporate Governance Committee of the Board of Directors.”

3.	Section 1.33 (Year of Service) is renumbered Section 1.34, and a new Section 1.33 is added to read as follows, effective December 31, 2004:

Year of Membership. With respect to any Member, a Year as of the end of which an Account (including any predecessor account under this Plan or a predecessor Plan described in Section 4.1) is or was maintained on behalf of a Member.

4.	Section 1.33 (renumbered as Section 1.34) is amended to read as follows:

Year of Service. A Year during which an employee has not less than one thousand (1,000) Hours of Service, excluding any Year prior to the Year in which the employee attained age 18, and any Year disregarded pursuant to Section 2.4 (relating to the effect of One-Year Breaks in Service).

5.	Section 2.4 is amended to read as follows:

If a Member whose Account is not vested in whole or in part, or an employee who has not become a Member, terminates employment and is subsequently rehired after five or more consecutive One-Year Breaks in Service, and the number of such consecutive One-Year Breaks in Service exceeds the number of Years in which he had not less than one thousand (1,000) Hours of Service (excluding Years disregarded by a prior application of this Section 2.4 or any corresponding provision of the Plan as previously in effect), he shall upon rehire be treated as a new employee for all purposes of this Plan and all Hours of Service and Years of Service previously credited shall thereafter be disregarded for all purposes. In all other cases, an employee who is rehired shall retain credit for his prior Hours of Service and Years of Service in determining both eligibility to become a Member and vesting, and if previously a Member, shall qualify as a Member immediately upon rehire as an Employee; and any such employee who meets the age and service requirements for Membership in this Plan as of an Entry Date during a period of absence from employment shall become a Member upon the termination of such absence if he is then an Employee.

6.	Section 3.2 is amended to read as follows:

Amount of Contributions. For each Year that the Plan is in effect, the Company and each other Employer shall contribute to the Fund such amount (if any) as the Board of Directors shall determine in its sole discretion. The Company may make the contribution so determined for any other Employer as agent for and on behalf of such Employer. Such contributions shall be transferred to the Trustee in cash or in Common Stock, as the Board of Directors shall determine, from time to time during the Year, or after the close of the Year, but within the time prescribed by law for the filing of the Company’s federal income tax return for such Year; provided, however, that if the amounts so contributed shall be determined to be less than the amount required by the preceding sentence, the Board of Directors or the Company Representative may, in its discretion, direct that all or a portion of the forfeitures under Section 6.3 that have not been previously allocated to Members be applied to meet all or a portion of any such shortfall in the amount contributed. Any forfeitures not so applied shall be allocated at the end of the Year of forfeiture as provided in Section 4.3.

7.	Section 4.9 is amended to read as follows, effective immediately:

     4.9 Voting of Common Stock; Tender Offers

4.9.1 Members’ Voting Rights. Each Member shall have the right to direct the Trustee as to the manner in which shares of Common Stock allocated to his Account are to be voted. The Company shall furnish the Trustee and the Members with notices and information statements when voting rights are to be exercised, in such time and manner as may be required by applicable law and the Company’s Certificate of Incorporation and By-Laws. Such statements shall be substantially the same for Members as for holders of Common Stock in general. The Member may, in his discretion, grant proxies for the exercise of his voting rights under this Section 4.9 in accordance with proxy provisions of general application. The Trustee shall vote such Common Stock in accordance with the direction of the Member or, if permitted by the Member, in its sole discretion. Fractional shares of Common Stock allocated to Members’ Accounts shall be combined to the largest number of whole shares and voted by the Trustee to reflect to the extent possible the voting direction of the Members holding fractional shares.

4.9.2 Vote by Trustee. Any Common Stock held in escrow under Section 4.7 or in the Suspense Account under Section 15.7, or otherwise not allocated to a Member’s Account at the time of reference, and any Common Stock with respect to which a Member (or his Beneficiary) has voting rights under this Section 4.9 that are not timely and properly exercised, may be voted by the Trustee in its sole discretion. Whenever the Trustee may vote any Common Stock in its sole discretion under this Section 4.9, the Trustee shall do so in a manner that the Trustee judges to be in the best interest of the Members and their Beneficiaries. This may include, if the Trustee judges it appropriate, the voting of such Common Stock so as to reflect the voting directions given by the Members with respect to Common Stock with respect to which they have voting rights under this Section 4.9.

4.9.3 Rights of Beneficiaries. All rights of Members under this Section 4.9 shall, upon the death of a Member, be exercisable by such Member’s Beneficiary until such time as the Member’s Account shall have been fully distributed to such Beneficiary.

4.9.4 Tender Offers, etc. In the event of a tender offer for Common Stock, the rules set forth above (with such modifications as may be appropriate to reflect the difference between a vote and a response to an offer) shall govern the response by the Trustee. Accordingly, the Trustee shall make appropriate arrangements for the Members (or their Beneficiaries) to be furnished with information provided by the offeror or others to holders of Common Stock in connection with the offer and advise the Members (or their Beneficiaries) that the Trustee will respond to the offer with respect to Common Stock allocated to each Member’s Account in accordance with timely instructions provided by the Member (or Beneficiary) to an agent appointed by the Trustee for the purpose in accordance with the procedures prescribed by the Trustee. For any Common Stock with respect to which a Member (or Beneficiary) fails to provide such instructions, and any Common Stock not allocated to a Member’s Account, the

Trustee shall either respond to the offer in such manner as it deems prudent and in the best interests of the Members and their Beneficiaries or appoint an independent fiduciary (who may serve as a named fiduciary, an investment manager within the meaning of section 3(38) of ERISA, or co-trustee for such purpose). The Trustee shall also be entitled in its discretion to appoint an independent fiduciary to vote shares of Common Stock with respect to which no voting instructions are timely received by the agent appointed by the Trustee in accordance with applicable procedures, or which are not allocated to Members’ Accounts, in the event of a proxy contest or similar major matter requiring a vote by Members.

8.	Section 6.3 is amended by revising the first sentence thereof to read as follows, effective as of March 31, 2004:

The non-vested portion of a terminated Member’s Account shall be forfeited on the last day of the calendar quarter (last day of the Year for forfeitures occurring prior to January 1, 2004) coincident with or next following the date of his Termination of Employment, unless he is reemployed prior to such date.

9.	Section 6.4.1 is amended to read as follows, effective as of March 31, 2004:

The restoration of a portion of any Account shall be made from forfeitures occurring at the end of the calendar quarter (end of the Year for forfeitures occurring prior to January 1, 2004) in which such restoration occurs, and if necessary, by a special Employer contribution made for that purpose.

10.	Section 7.2 is amended to read as follows:

Distribution. Except for transfers to the Arrow Electronics Savings Plan described in Section 7.3, distribution upon a withdrawal pursuant to Section 7.1 (whether made directly to the Member or in a direct rollover to an individual retirement arrangement or other eligible retirement plan) shall be made in whole shares of Common Stock, and effective December 19, 2003, cash in lieu of any fractional shares, if applicable.

11.	Section 10.1 is amended by adding following sentence at the end thereof:

Effective September 21, 2004, the Compensation Committee of the Board of Directors shall succeed to the duties of the Corporate Governance Committee under this Section 10.1.

12.	Section 11.3 is amended by revising the second paragraph thereof to read as follows:

The Trustee shall invest the assets in the Fund in the Common Stock of the Company. Notwithstanding the foregoing, the Trustee may make such short-term fixed income investments as it shall deem necessary to hold (i) cash contributions pending investment in Common Stock when such contributions are made prior to settlement of trades, (ii) amounts deemed necessary or advisable to fund the distribution in respect of fractional shares of Common Stock in accordance with Section 7.2, and (iii) the proceeds of sales of Common Stock pending transfer of such proceeds to the Arrow Electronics Savings Plan in accordance with Sections 4.11.4, 7.3, and 8.5.

13.	Effective as of January 1, 2002, Section 17.1.3 is redesignated as Section 17.1.2(d), and all subsequent subsections of Section 17.1 are renumbered accordingly.

          IN WITNESS WHEREOF, this amendment has been adopted by the Company this 7 day of March, 2005, pursuant to actions taken by the Committee (acting as Company Representative) at meetings on November 25, 2003 and December 18, 2003.

ATTEST:		ARROW ELECTRONICS, INC.

	Peter S. Brown	By:	Paul J. Reilly
	Secretary		Vice President and Chief Financial Officer

		By:	William E. Mitchell
President and Chief Executive Officer

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